File No. 70-8527



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 4

                                   TO FORM U-1



                           APPLICATION OR DECLARATION

                                    under the

                  PUBLIC UTILITY HOLDING COMPANY ACT OF 1935


                                    * * *


                        OHIO VALLEY ELECTRIC CORPORATION
              3932 U.S. Route 23, P.O. Box 468, Piketon, Ohio 45661
                  (Name of company filing this statement and addresses of principal executive offices)

                                    * * *

                      AMERICAN ELECTRIC POWER COMPANY, INC.
                   1 Riverside Plaza, Columbus, Ohio 43215
                      (Name of top registered holding company
                      parent of each applicant or declarant)

                                    * * *

                        A. A. Pena, Senior Vice President
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                   1 Riverside Plaza, Columbus, Ohio 43215


                         Susan Tomasky, General Counsel
                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                     1 Riverside Plaza, Columbus, Ohio 43215
                   (Names and addresses of agents for service)



      Ohio Valley Electric Corporation ("OVEC"), an electric public utility subsidiary of American Electric Power Company, Inc. ("AEP"), a holding company registered under the Public Utility Holding Company Act of 1935 ("1935 Act"), hereby amends its Application-Declaration on Form U-1 in File No. 70-8527, as follows:
      1. By amending and restating the last sentence of the second paragraph of Post-Effective Amendment No. 3 in its entirety to read as follows:
      "OVEC also uses short-term debt for the purchase of SO2 allowances, material and supplies inventory, interim financing of capital improvements (including pollution control equipment) pending reimbursement by DOE for such expenditures or the issuance of long-term debt, and for cash management to pay general obligations." 2. By adding the following paragraphs to the end of Item 1:
                            "Compliance with Rule 54
            Rule 54 provides that in determining whether to approve certain transactions other than those involving an exempt wholesale generator ('EWG') or a foreign utility company ('FUCO'), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and
      (c) are satisfied. As set forth below, all applicable conditions of Rule 53(a) are currently satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein, thereby satisfying such provision and making Rule 53(c) inapplicable.
            Rule 53(a)(1). As of September 30, 1999, AEP, through its subsidiary, AEP Resources, Inc. had aggregate investment in FUCOs of $826,228,000. This investment represents approximately 48.3% of $1,711,072,000, the average of the consolidated retained earnings of AEP reported on Forms 10-Q and 10-K for the four consecutive quarters ended September 30, 1999.
            Rule 53(a)(2). Each FUCO in which AEP invests will maintain books and records and make available the books and records required by Rule 53(a)(2).
            Rule 53(a)(3). No more than 2% of the employees of the subsidiary companies of AEP will, at any one time, directly or indirectly, render services to any FUCO.
            Rule 53(a)(4). AEP has submitted and will submit a copy of Item 9 and Exhibits G and H of AEP's Form U5S to each of the public service commissions having jurisdiction over the retail rates of AEP's subsidiary companies.
            Rule 53(b). (i) Neither AEP nor any subsidiary of AEP is the subject of any pending bankruptcy or similar proceeding; (ii) AEP's average consolidated retained earnings for the four most recent quarterly periods ($1,711,072,000) represented an increase of approximately $56,487,000 (or 3.4%) in the average consolidated retained earnings from the previous four quarterly periods ($1,654,585,000); and (iii) for the fiscal year ended December 31, 1998, AEP did not report operating losses attributable to AEP's direct or indirect investments in EWGs and FUCOs.
            AEP was authorized to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs (HCAR No. 26864, April 27, 1998) (the '100% Order') in File No. 70-9021. In connection with its consideration of AEP's application for the 100% Order, the Commission reviewed AEP's procedures for evaluating EWG or FUCO investments. Based on projected financial ratios and on procedures and conditions established to limit the risks to AEP involved with investments in EWGs and FUCOs, the Commission determined that permitting AEP to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs would not have a substantial adverse impact upon the financial integrity of AEP, nor would it have an adverse impact on any of the utility subsidiaries or their customers, or on the ability of state commissions to protect the utility subsidiaries or their customers."
      3. By adding the following paragraph to the end of Item 2. FEES, COMMISSIONS and EXPENSES:
            "The fees, commissions and expenses incurred or expected to be incurred in connection with the transactions proposed in the Post-Effective Amendment are estimated not to exceed $2,000."
      4.    By adding the following Exhibits to ITEM 6. Exhibits:
            Exhibit F-1       Opinion of Counsel
            Exhibit G         Working Funds Flow Statement
                             (filed confidentially)
                                    SIGNATURE
      Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 4 to be signed on its behalf by the undersigned thereunto duly authorized.

                              OHIO VALLEY ELECTRIC CORPORATION



                              By:   /s/ A. A. Pena
                                    Vice President

Dated: December 3, 1999




                                                         Exhibit F-1


614/223-1630



Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, N.W.
Washington, D.C. 20549

December 3, 1999

Gentlemen:

With respect to the post-effective amendment to the Application or Declaration on Form U-1 of Ohio Valley Electric Corporation ("OVEC") relating to certain promissory notes (the "Notes") pursuant to the short-term financing program of OVEC, I wish to advise you as follows:

I am of the opinion that OVEC is a corporation validly organized and duly existing under the laws of the state of Ohio.

I am further of the opinion that, in the event that the proposed transactions are consummated in accordance with said Application or Declaration, as the same may be amended, and when the steps referred to in the next following paragraph shall have been taken:

      (a) all state laws applicable to the proposed transactions will have been complied with;

      (b) the Notes will be valid and binding obligations of OVEC in accordance with their terms, except as the same may be limited by bankruptcy laws or other laws or equitable principles affecting the enforcement of creditors' rights; and

      (c) consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by OVEC or any associate company thereof.

The steps to be taken which are referred to in the next preceding paragraph consist of the following:

      1. appropriate action by the Board of Directors of OVEC with respect to the transactions described in said Application or Declaration;

      2. appropriate action by the Securities and Exchange Commission in connection with the transactions described in said Application or Declaration; and

      3. issuance and sale of the Notes in accordance with the governmental and corporate authorizations aforesaid.

I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Application or Declaration.

Very truly yours,

/s/ David C. House

David C. House
Counsel for
Ohio Valley Electric Corporation

DCH/mms